Exhibit 99.1

PRESS RELEASE
For Immediate Release

ORPHAN MEDICAL REPORTS FOURTH-

QUARTER AND 2003 YEAR-END RESULTS

-Provides update on continued prescription growth of Xyrem® and 2004 milestones-

MINNEAPOLIS—February 19, 2004—Orphan Medical, Inc. (Nasdaq: ORPH), a specialty pharmaceutical company dedicated to patients with inadequately treated and uncommon central nervous system (CNS) diseases treated by specialist physicians, reported 2003 fourth-quarter and year-end results, and provided an update on its lead product Xyrem® (sodium oxybate) oral solution.

Fourth Quarter and Year-End Results

The Company reported fourth-quarter revenues of $3.6 million including $1.5 million in Xyrem revenues.  Due to the divesting of three products in the first half of the year, total revenues decreased 25 percent from the $4.8 million reported in the fourth quarter of 2002.  The Company also reported a net loss to common shareholders of $6.5 million, or $0.60 per diluted share, compared to a net loss of $5.1 million, or $0.49 per diluted share, in the fourth quarter of 2002.

The Company reported 2003 revenues of $15.5 million, which includes $3.9 million of Xyrem revenue.  Net income was $10.1 million and basic earnings per share were $0.95 and $0.85 on a diluted basis.  Total revenue for 2003 declined approximately four percent due to the three divested products.  The loss for the year excluding the gain on the divested products was $19.7 million and a net loss per share of $1.86.  In the prior year, the Company reported a net loss of $12.3 million and a net loss of $1.19 per share.

At the end of 2003, the Company had over $23 million in cash.  The Company used approximately $5.9 million in cash during the fourth quarter and approximately $17.2 million during all of 2003.

John H. Bullion, Chief Executive Officer, commented: “The progress made in 2003 has positioned us well to make important progress this year.  In 2004 Xyrem will be further recognized by the sleep community as the preferred treatment for cataplexy associated with narcolepsy. We anticipate 2004 Xyrem revenue will be in the $12-14 million range, about three times greater than 2003 revenue, with total corporate revenue in the range of

$18-20 million with gross margins expected to remain in the 85 percent range.  We expect the events of 2004 to position Xyrem and the Company for attractive growth in the future.”

Six-Week Xyrem Update

The Company announced that 573 new prescriptions were written in the first six-weeks of 2004 which is a record for new prescriptions in a six-week period. Total prescriptions filled also grew to 2,349 in the most recent six-week period.

Mark Perrin, Executive Vice President and Chief Commercial Officer, commented, “The number of new prescriptions in the first six weeks of the year was again strong and reaffirms the effectiveness of our marketing, patient education and sales force targeting efforts.”

Narcolepsy is a chronic, debilitating neurological disease.  Cataplexy associated with narcolepsy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise.  As such, patients often selectively isolate themselves from interaction with others resulting in a dramatic effect on a patient’s quality of life.

Outlook for 2004

Development expenses will increase in the first half of 2004 due to the completion of the clinical research intended to assess the potential of Xyrem in additional indications, the submission of a supplemental New Drug Application (sNDA), and continued progress on patent-protected formulation efforts. Marketing and General and Administrative expenses in 2004 are expected to be consistent with or decrease slightly from 2003.

Bullion added, “We expect to achieve several important milestones in 2004. We are on track to complete the Phase III(b) trials to assess Xyrem as a treatment for excessive daytime sleepiness (EDS) associated with narcolepsy.  We will submit the data from these trials as part of an sNDA filing to the Food and Drug Administration (FDA).  Our partner, Celltech Pharmaceuticals, a division of Celltech Group plc, expects to file a submission for European approval of Xyrem in the first half of the year.  We anticipate making important progress in our Xyrem life cycle management programs with the development of a new extended release formulation and evaluation of sodium oxybate analogs and the initiation a trial to explore the effectiveness of Xyrem in the treatment of fibromyalgia.”

Fibromyalgia is a chronic condition that is estimated to affect as many as four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Conference Call

The Orphan Medical 2003 Fourth-Quarter and Year-End Results Conference Call will be broadcast live over the Internet with an accompanying PowerPoint presentation on Thursday, February 19th at 10:00 a.m. (EST).  The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical.  To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS

(000’s except for per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$3,627	$4,787	$15,526	$16,130
Cost of sales	449	524	2,415	2,191

Gross Profit	3,178	4,263	13,111	13,939
Operating expenses:
Development	3,424	2,547	10,805	8,713
Sales & marketing	5,006	5,358	16,361	12,776
General & administrative	1,027	1,304	4,773	4,106

Total operating expenses	9,457	9,209	31,939	25,595

Loss from operations	(6,279)	(4,946)	(18,828)	(11,656)
Interest income/(expense) net	23	40	16	255
Gain on divestment of products	—	—	30,267	—
Other income, net	17	—	51	—

Income/(loss) before taxes	(6,239)	(4,906)	11,506	(11,401)
Tax expense	(1)	—	(509)	—

Net (loss)/income	(6,240)	(4,906)	10,997	(11,401)
Less: Preferred stock dividend	239	234	945	922

Net (loss)/income applicable to common shareholders	$(6,479)	$(5,140)	$10,052	$(12,323)

Net (loss)/income per share
Basic	$(0.60)	$(0.49)	$0.95	$(1.19)
Diluted	$(0.60)	$(0.49)	$0.85	$(1.19)
Weighted average number of shares outstanding
Basic	10,746	10,408	10,613	10,350
Diluted	10,746	10,408	12,967	10,350

Note:  The Company has reclassified certain operating expenses to align the financial statements with the Company’s current management of its operations.  These expenses were reclassified from General and Administrative expenses to Development and Sales and Marketing.

-Balance Sheet Data Follows-

SELECTED BALANCE SHEET DATA

(000s)	2003	2002

	(unaudited)	(audited)
Assets
Cash and cash equivalents	$23,285	$6,921
Other assets	6,037	6,218

Total assets	$29,322	$13,139

Liabilities and shareholders’ equity:
Current and non-current liabilities	$8,826	$5,389
Shareholders’ equity	20,496	7,750

Total liabilities and shareholders’ equity
	$29,322	$13,139

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians.  The lead product for the company is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy.  Xyrem is also being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness.  Orphan Medical’s pipeline includes development stage products for fibromyalgia and pain.  Orphan Medical’s Internet Web site address is www.orphan.com

Contact:

     Tim McGrath (CFO)

(952) 513-6900

     David Folkens (Corporate Communications)

(952) 513-6994

###

The information in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.